EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1994 Employee Stock Purchase Plan of National Instruments Corporation of our reports dated February 15, 2007, with respect to the consolidated financial statements and schedule of National Instruments Corporation and subsidiaries, National Instruments Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of National Instruments Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
August 9, 2007